A&B'S MATSON TO INVEST $220 MILLION IN NEW SHIPS FOR ITS HAWAII SERVICE Company will tap existing $170 Million Capital Construction Fund



FOR MORE INFORMATION			                           FOR RELEASE MAY 29, 2002
                                                                12:30 P.M. EDT

James S. Andrasick, EVP and CFO, 808-525-8404 or jandrasick@abinc.com Meredith J. Ching, 808-525-6669 or mching@abinc.com


	  HONOLULU - (May 29, 2002) - As expected, Matson Navigation Company, Inc., the ocean transportation subsidiary of Alexander & Baldwin, Inc. (NASDAQ:ALEX), today signed a contract to purchase two new container ships, to be built in the
United States by the Kvaerner Philadelphia Shipyard, Inc., for a total cost of
$220 million, announced A&B President and Chief Executive Officer Allen Doane.
The new diesel-powered ships replace two 30-year-old steam-powered vessels, and will improve reliability and fuel efficiency, as well as lower operating costs for Matson's fleet.  Matson expects to put the first ship into its Hawaii service in late 2003, and the second in 2004.  To finance the purchase, Matson will tap its existing Capital Construction Fund of $170 million, supplemented with external borrowings of approximately $50 million.

     Doane said, "This capital investment, while dilutive to A&B earnings immediately post-delivery, should improve Matson's and A&B's overall financial performance in the long term. The new vessels will further enhance customer service - with improved speed, capacity and reliability - and with that, Matson's attractiveness as Hawaii's premier U.S. Flag carrier."

     As for its impact on Hawaii, Doane added, "These are high-quality vessels that are also high-value-we were able to secure a very good price for the ships, which ultimately benefits Hawaii's consumers. This investment underscores A&B's strong commitment to Hawaii and ensures that Matson has the resources to continue as Hawaii's leading ocean carrier, helping local business to prosper and providing our residents and visitors with the goods they need."

     In a separate news release distributed today, Matson provided further details about the vessels, the shipyard where they are being constructed, and how the acquisition of the new ships will support the needs of Matson's Hawaiis ervice customers.

     More information about Matson's current fleet and its schedule serving Hawaii may be found at website www.matson.com.
                               --------------

     A&B's major lines of business are ocean transportation (Matson); property development and management (A&B Properties, Inc.); and food products (Hawaiian Commercial & Sugar Company, Kauai Coffee Company). Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.


	Statements in this press release that are not historical facts are "forward-
looking" statements that involve a number of risks and uncertainties such as those described on page 19 of the Company's Annual Report on Form 10-K, which is incorporated in the Company's 2001 annual report to shareholders.  These factors could cause actual results to differ materially from those projected in the statements.

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